Exhibit 99.1

FOR IMMEDIATE RELEASE
May 15, 2008

Novell Appoints Rick Crandall Chairman of its Board of Directors

WALTHAM, Mass. – May 15, 2008 – Novell, Inc. (NASDAQ: NOVL) today announced the appointment of Richard L. Crandall to the position of non-Executive Chairman of its Board of Directors. Mr. Crandall succeeds Thomas G. Plaskett, who has served as non-Executive Chairman of Novell's Board of Directors since 2006. Mr. Plaskett will continue to serve on Novell's Board.

Mr. Crandall is a founding Managing Director of Arbor Partners, a high technology venture capital firm, a position he has held since November 1997. Mr. Crandall also serves as the Chairman of the Enterprise Software Roundtable, an organization of the senior corporate leadership of the 35 largest software companies, which he founded in July 1994. Since November 2006, Mr. Crandall has served as Chairman of Pelstar LLC, a manufacturer of medical weighing and measurement devices. Since May 2005, Mr. Crandall has served as Managing Partner of Alpine Capital Partners, LLC, a real estate developer. Mr. Crandall served as the Chairman of Giga Information Group, an IT research and advisory firm, from July 2002 until February 2003, and was a board member and special advisor of Giga from its founding in April 1996 until February 2003. Prior to that, Mr. Crandall was a founder of Comshare, Inc., a decision support software company, and served as its Chief Executive Officer from April 1970 until April 1994 and its Chairman from April 1994 until April 1997. Mr. Crandall is the technology advisor to the U.S. Chamber of Commerce, and is also a director of Diebold, Inc. and of the Dreman/Claymore Dividend & Income Fund, a management investment company.

About Novell

Novell, Inc. (Nasdaq: NOVL) delivers the best engineered, most interoperable Linux* platform and a portfolio of integrated IT management software that helps customers around the world reduce cost, complexity and risk. With our infrastructure software and ecosystem of partnerships, Novell harmoniously integrates mixed IT environments, allowing people and technology to work as one. For more information, visit www.novell.com.

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Novell is a registered trademark of Novell, Inc. in the United States and other countries. *Linux is a registered trademark of Linus Torvalds. All other third-party trademarks are the property of their respective owners.

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